Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-228028) on Form S-8 of Royale Energy, Inc. of our report dated April 15, 2019 relating to the consolidated financial statements of Royale Energy, Inc., appearing in this Annual Report on Form 10-K of Royale Energy, Inc. for the year ended December 31, 2018.

/s/ SingerLewak LLP

Denver, Colorado

April 15, 2019